Resolutions passed at the Extraordinary General Meeting of YIT Corporation

YIT Corporation Stock Exchange Release September 12, 2017 at 12:00 noon

This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information see “Important notice” below.

The Extraordinary General Meeting of YIT Corporation (“YIT” or the “Company”) held today, on September 12, 2017, resolved on the statutory absorption merger of Lemminkäinen Corporation (“Lemminkäinen”) into YIT in accordance with the merger plan approved by the Boards of Directors of YIT and Lemminkäinen registered at the Trade Register of the Finnish Patent and Registration Office on June 20, 2017 (the “Merger Plan”). Pursuant to the Merger Plan, Lemminkäinen shall be merged into YIT through an absorption merger so that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT and Lemminkäinen will be dissolved. The resolution on the merger included, inter alia, the following key items:

Amendment of the Articles of Association

The General Meeting approved the amended Articles of Association of YIT in the form appended to the Merger Plan. The amendments set out in the Merger Plan mainly include technical amendments to most of the sections of the Articles of Association. The amended Articles of Association of YIT have been appended in their entirety to this stock exchange release.

Issuance of new shares of YIT as merger consideration to the shareholders of Lemminkäinen

It was resolved that the shareholders of Lemminkäinen shall receive as merger consideration 3.6146 new shares of YIT for each share owned in Lemminkäinen, that is, the merger consideration shall be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding with a ratio of 3.6146:1. In case the number of shares received by a shareholder of Lemminkäinen as merger consideration would be a fractional number, the fractions shall be rounded down to the nearest whole number. Fractional entitlements to new shares of YIT shall be aggregated and sold in public trading on Nasdaq Helsinki Ltd. and the proceeds shall be distributed to shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by YIT. The total number of shares issued as merger consideration shall be rounded down to the nearest full share. Based on the number of issued and outstanding shares in Lemminkäinen on September 11, 2017, a total of 83,876,431 new shares in YIT would be issued to shareholders of Lemminkäinen as merger consideration.

Number of members and composition of the Board of Directors

The General Meeting resolved that the total number of members of the Board of Directors, including the Chairman and Vice-Chairman of the Board of Directors, shall be eight (8).

Inka Mero, Tiina Tuomela and Erkki Järvinen were elected to continue to serve on the Board of Directors of YIT and the current members of the Board of Directors of Lemminkäinen, Juhani Mäkinen, Kristina Pentti-von Walzel and Harri-Pekka Kaukonen were elected as new members of the Board of Directors of YIT, and Matti Vuoria, currently Chairman of the Board of Directors of YIT, was elected to continue as Chairman of the Board of Directors of YIT and Berndt Brunow, currently Chairman of the Board of Directors of Lemminkäinen, was elected as new Vice-Chairman of the Board of Directors of YIT, each for the term commencing on the date of registration of the execution of the merger and expiring at the end of the next Annual General Meeting of YIT.

Remuneration of the Board of Directors

In line with the resolutions of the Annual General Meeting of YIT held on March 16, 2017, the General Meeting resolved that the new members of the Board of Directors of YIT to be elected for a term of office commencing on the date of registration of the execution of the merger and expiring at the end of the first Annual General Meeting of YIT following the date of registration of the execution of the merger be paid the following remuneration: to the Chairman of the Board EUR 79,200 per year, to the Vice Chairman of the Board of Directors and the Chairman of the Audit Committee EUR 60,000 per year and EUR 46,800 per year to the other members of the Board of Directors. The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term of office.

In addition to the fixed annual remuneration, the new members of the Board of Directors will be paid a meeting fee of EUR 550 per meeting and the new members of the committees of the Board of Directors will be paid a meeting fee of EUR 550 per each committee meeting. Per diems were resolved to be paid for trips in Finland and abroad in accordance with the State’s travelling compensation regulations.

The award and payment of the fixed annual remuneration is contingent on the Board members committing to purchase directly based on the resolution of the Extraordinary General Meeting YIT Corporation shares from a regulated market (Nasdaq Helsinki Ltd.) at a sum corresponding to 40% of their fixed annual remuneration at a price determined in the public trading, and that the shares in question will be purchased directly on behalf of the Board members. The shares shall be purchased by a financial intermediary based on a purchase order given on behalf of the Board member within two weeks of the publication of the first interim report to be published after the execution of the merger. Otherwise the resolutions on Board remuneration made by the Annual General Meeting held on March 16, 2017 shall remain in force unaffected.

The above resolutions on amendment of the Articles of Association, issuance of new shares as merger consideration, members, composition and remuneration of the Board of Directors as well other matters determined by the Merger Plan, are conditional and will become effective upon the registration of the execution of the merger. The completion of the merger is subject to, inter alia, merger control approvals from competition authorities and approval of the Extraordinary General Meeting of Lemminkäinen to be held today, on September 12, 2017. YIT will publish a stock exchange release regarding the resolutions passed by Lemminkäinen’s Extraordinary General Meeting today after Lemminkäinen’s Extraordinary General Meeting. The merger is intended to be completed either on November 1, 2017 or on January 1, 2018, as possible.

Temporary deviation from the Standing Order of the YIT Shareholders’ Nomination Board

The General Meeting resolved that, in deviation from the current standing order of the YIT Shareholders’ Nomination Board, the right to nominate members to the Nomination Board preparing proposals for General Meetings to be held during 2018 shall rest with the three largest shareholders who are registered in the shareholders’ register on the registration date of the execution of the merger or, if not a business day, on the first business day following such registration date. Further, it was resolved that in case the execution of the merger has not taken place by November 1, 2017, the Nomination Board shall have a reasonable time to prepare its proposals before the Annual General Meeting 2018 instead of having time until the end of January 2018 and that the Nomination Board shall in such case publish its proposals as soon as practically possible. In all other respects the Nomination Board shall follow the current Standing Order.

The minutes of the Extraordinary General Meeting will be available on the Company’s website at www.yitgroup.com as from September 26, 2017, at the latest.

Helsinki, September 12, 2017

For further information, please contact:

Juha Jauhiainen, Corporate General Counsel, YIT Corporation, +358 40 725 9643, juha.jauhiainen@yit.fi

YIT CORPORATION

Hanna Jaakkola
Vice President, Investor Relations

Distribution: Nasdaq Helsinki, major media, www.yitgroup.com

YIT creates better living environment by developing and constructing housing, business premises, infrastructure and entire areas. Our vision is to bring more life in sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. In 2016, our revenue amounted to nearly EUR 1.8 billion, and we employ about 5,300 employees. Our share is listed on Nasdaq Helsinki. www.yitgroup.com

IMPORTANT NOTICE

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Notice to Shareholders in the United Kingdom

This release, the merger prospectus and the English language offering circular are for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Lemminkäinen entitled to receive the merger consideration shares pursuant to the Finnish Companies Act (21.7.2006/624, as amended)), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the merger consideration shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The release, the merger prospectus and the English language offering circular are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which these documents relate, are available only to relevant persons and will be engaged in only with relevant persons.

Notice to Shareholders in the European Economic Area

The English language offering circular has been prepared on the basis that any offer of the merger consideration shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date (as defined in the English language offering circular), and which are contemplated in the English language offering circular in Finland once the Finnish language merger prospectus has been approved by the competent authority in Finland and published in accordance with the Prospectus Directive, and in respect of which YIT has consented in writing to the use of the English language offering circular, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the merger consideration shares. Accordingly any person making or intending to make an offer in that Member State of the merger consideration shares which are the subject of the offer contemplated in the English language offering circular, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. YIT has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the merger consideration shares in circumstances in which an obligation arises for YIT to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the merger consideration shares which are the subject of the offering contemplated by the English language offering circular to the public in that Member State, except that, with effect from and including the Relevant Implementation Date, an offer of such merger consideration shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of YIT for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of the merger consideration shares is made which would require YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

The expression an offer of the merger consideration shares to the public in relation to any merger consideration shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the merger consideration shares to be offered so as to enable an investor to decide to purchase or subscribe to the merger consideration shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

Appendix: Amended Articles of Association

1 § The trade name of the Company shall be YIT Oyj in Finnish, YIT Abp in Swedish, and YIT Corporation in English. The Company’s registered office is located in Helsinki, Finland.

2 § The objects of the Company are to engage in production in the construction industry, manufacture and leasing of and trade with building materials and components in Finland and abroad. In addition to the foregoing activities, the Company shall own, buy and sell real estate properties and shares in housing and real estate companies as well as lease apartments and properties complete with buildings and facilities and engage in other activities related to the foregoing. The Company may also trade in securities. The Company may engage in the activities in accordance with its declared objects either directly and/or through its subsidiaries and affiliated companies and joint ventures. The Company may offer services in the areas of administration, personnel management, financing, accounting, legal matters, taxation, investor relations and communications as well as other services to the Group companies and affiliated companies.

3 § The Company shares are included in the book-entry securities system.

4 § For the proper administration and organization of the Company’s affairs, the Company shall have a Board of Directors consisting of a Chairman and Vice Chairman appointed by the general meeting of shareholders as well as a minimum of three (3) and maximum of seven (7) members. Should the membership of the Chairman or Vice Chairman expire during the term of office, the Board of Directors may elect a new Chairman or Vice Chairman from among its members.

The term of each member of the Board of Directors shall begin at the general meeting of shareholders at which he or she is elected and expire at the end of the next Annual General Meeting of Shareholders following election.

5 § The Company shall have a Managing Director appointed by the Board of Directors.

6 § The Company is signed for severally by the Managing Director, or jointly by any two members of the Board of Directors. The Board of Directors may authorize a designated individual to sign for the Company together with any member of the Board of Directors or another person authorized to represent the Company. Additionally, the Board of Directors may grant an authorization to represent the Company per procuration allowing the person so authorized to represent the Company together with a member of the Board of Directors or another person authorized to represent the Company.

7 § The Company’s accounting period shall be one calendar year.

The Company shall have one Auditor that shall be an approved auditing firm. The Auditor’s term shall cover the current financial year at the time of election and expire at the end of the next Annual General Meeting of Shareholders following election.

8 § The Annual General Meeting of Shareholders shall be held annually by the end of June.

The notice of the meeting of shareholders shall be published on the Company’s website.

To be able to attend the general meeting of shareholders, each shareholder shall notify the Company thereof by the date indicated in the notice of the meeting which date may be no earlier than ten days before the meeting.

9 § The Annual General Meeting of Shareholders shall be presented with

- the financial statement and the annual report

- Auditor’s report and

pass resolutions on

- adoption of the financial statement

- any measures called for by the profit shown on the balance sheet

- discharge from liability for the members of the Board of Directors and the Managing Director

- the number of members of the Board of Directors

- remuneration for the Chairman, the Vice Chairman and the members of the Board of Directors

- remuneration for the Auditor and

elect

- the Chairman and Vice Chairman and members of the Board of Directors, and

- the Auditor and

address

- all the other issues indicated in the notice of the meeting.

10 § Any disputes regarding the application of the Limited Liability Companies Act shall, instead of being referred to a District Court, be settled through arbitration in accordance with the rules of the Arbitration Institute of the Central Chamber of Commerce of Finland by an arbitration tribunal consisting of a single arbitrator. The arbitration proceedings shall be held in Helsinki.